Exhibit 23.1

Independent Registered Public Accounting Firm’s Consent

We consent to the incorporation by reference in the Registration Statements of ImmunoCellular Therapeutics, Ltd. on Form S-8 (File Nos. 333-171652, 333-155199, 333-151968 and 333-147278) of our report dated March 31, 2011 with respect to our audit of the financial statements of ImmunoCellular Therapeutics, Ltd. as of December 31, 2010 and for the year ended December 31, 2010 and the period from February 25, 2004 (inception) to December 31, 2010, which report makes reference to other auditors and is included in this Annual Report on Form 10-K of ImmunoCellular Therapeutics, Ltd. for the year ended December 31, 2010.

/s/ Marcum LLP

Los Angeles, California

March 31, 2011